Poly Announces NYSE Ticker Symbol Change from “PLT” to “POLY”

SANTA CRUZ, Calif. – May 13, 2021 – Poly (NYSE: PLT), today announced that its ticker symbol on the New York Stock Exchange (NYSE) will change to "POLY" at the open of market trading on Monday, May 24, 2021. Poly, formerly Plantronics and Polycom, has traded under the ticker “PLT” since Plantronics’ initial public offering in 1994.

“As we celebrate the bold new direction of our company, updating our stock ticker is an important step in this process and our company’s long-term business strategy,” said Dave Shull, President and CEO of Poly. “At Poly, we continue to create the best mission critical gear and work hand-in-hand with our partners to outfit today’s workforce, to enable crystal-clear communications from wherever you work.”

Poly is announcing this change today, and ahead of a NYSE bell ringing at close of market on May 24, 2021, to celebrate the company’s 60th anniversary (Plantronics was founded on May 18th, 1961).

No action is required from Poly shareholders relative to the ticker symbol change. Poly’s common stock will continue to be listed on the NYSE and the CUSIP will remain unchanged.

About Poly

Poly (NYSE: PLT) creates premium audio and video products so you can have your best meeting -- anywhere, anytime, every time. Our headsets, video and audio-conferencing products, desk phones, analytics software and services are beautifully designed and engineered to connect people with incredible clarity. They're pro-grade, easy to use and work seamlessly with all the best video and audio conferencing services. With Poly (Plantronics, Inc. – formerly Plantronics and Polycom), you'll do more than just show up, you'll stand out. For more information visit www.Poly.com.
Poly, the propeller design, and the Poly logo are trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.

Poly Media Contact:	Investor Relations:
Shannon Shamoon	Mike Iburg
PR Manager	Vice President, IR
+1 (831) 201-9142	+1 (831) 458-7533
Shannon.Shamoon@poly.com	Mike.iburg@poly.com